Exhibit 99.1

Arch Therapeutics Reports Positive Preclinical Data from Study of AC5
Surgical Hemostatic Device™ in Animals Treated with the Antiplatelet
Medications Plavix® (Clopidogrel) and Aspirin

AC5™ Quickly Stopped Bleeding in Animals Prescribed Antiplatelet Medications

WELLESLEY, MA – November 6, 2014 -- Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of the AC5 Surgical Hemostat Device ™, announced that an independent third-party research group has obtained positive data from a preclinical study assessing the use of AC5™ in animals that had been treated with therapeutic doses of the antiplatelet medications Plavix® (clopidogrel) and aspirin alone and in combination. The results of the study are consistent with recent data obtained from two previous preclinical studies, in which AC5 quickly stopped bleeding from surgical wounds created in rats following treatment with clinically relevant doses of the anticoagulant medication heparin. Antiplatelet and anticoagulant medications are commonly referred to as “blood thinners.”

In the present study, performance of AC5 was measured as time to hemostasis (TTH), or cessation of bleeding from surgical wounds created in the livers of rats. The average TTH of groups of rats that had been pre-treated with clinically relevant doses of the commonly prescribed antiplatelet drugs Plavix® and aspirin was compared to the TTH of rats that were not pre-treated. The anticoagulation effect of doses of Plavix® and aspirin was confirmed by measurements of platelet function. Importantly, after AC5 was applied to the bleeding liver wound, the TTH among the groups was comparable, regardless of whether they were pre-treated with the antiplatelet drugs.

In comparison, animals not pre-treated with antiplatelet medications and in which a saline control was used to stop bleeding took more than nine times as long to achieve hemostasis. Furthermore, animals that were administered the antiplatelet medications and in which a saline control was used to stop bleeding in lieu of AC5 took more than thirteen times as long to achieve hemostasis versus those treated with AC5, highlighting that antiplatelet medications do increase the baseline time to hemostasis.

According to Dr. Paresh Shah, Director General Surgery and Vice Chair of Surgery and NYU Langone Medical Center, "There are an increasing number of patients on long-term therapy with antiplatelet agents and other anticoagulants. We are often required to perform procedures and operations on patients with active antiplatelet and anticoagulation therapy. Hemostasis for bleeding control in these patients is extraordinarily challenging. None of the hemostatic agents available today have demonstrated enhanced efficacy in the setting of antiplatelet therapy. The results described in this study are extremely promising because we surgeons need improved hemostatic control in the setting of antiplatelet therapy, which many of our patients are required to stay on for its cardioprotective effects.”

The study group intends to submit the data for publication. The results of the study support that AC5 can achieve rapid hemostasis in living animals treated with these commonly used and prescribed antiplatelet medications. The research was led by Rudolf Urbanics, MD, PhD, and Domokos Csukas, DVM at Semmelweis University Faculty of Medicine in Budapest, Hungary within the Department of Surgical Research and Techniques and it was sponsored by Arch. Also part of the research team was Dr. Ellis-Behnke, Director of the Nanomedicine Translational Think Tank in the Department of Ophthalmology at the Medical Faculty Mannheim of the University of Heidelberg in Germany. Dr. Ellis-Behnke is also affiliated with three U.S. academic institutions, and he is an advisor to and co-founder of Arch.

Terrence W. Norchi, MD, President and CEO of Arch Therapeutics, said, “Both Plavix® and aspirin are widely prescribed for ongoing use after a heart attack or stroke. Millions of people take aspirin on their own, many of whom do not realize that it increases their underlying tendency to bleed. This additional research highlights an exciting feature of AC5 that should differentiate it from many existing hemostatic products on the market. If AC5 is approved for commercialization, this key finding highlights a potential solution for the millions of people on these medications who might be at risk for excessive bleeding during surgery and after trauma.”

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform to make surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidate, known as the AC5 Surgical Hemostatic Device ™, is being designed to achieve hemostasis in minimally invasive and open surgical procedures.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,

Terrence W. Norchi, MD

Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com